UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Eco Building Products, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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February 23, 2016

Dear Shareholder:

You are cordially invited to attend a special meeting of our shareholders on March 25, 2016, at 3 p.m. Pacific Standard Time, at 11568 Sorrento Valley Road, San Diego CA. 92121. Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement.

Our Annual Report for the year ended June 30, 2015 on Form 10-K is available through our website at http://www.ecob.net/index.php under the heading “Investor Relations”.  Additionally, a form of proxy card and information on how to vote by mail, through the Internet, or by phone is included herein.

We sincerely hope that you will be able to attend the meeting in person and we look forward to seeing you. Whether or not you expect to be present at the meeting, please promptly vote as your vote is important. Instructions regarding the various methods of voting are contained on the proxy card, including voting by mail, through the Internet, or by phone. If you attend the special meeting, you may revoke your proxy and vote your own shares.

Sincerely,

Eco Building Products, Inc.

/s/ Tom Comery
Tom Comery
Board of Directors,
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON March 25, 2016

To the shareholders of Eco Building Products, Inc.,

You are cordially invited to attend a special meeting of shareholders of Eco Building Products, Inc. to be held at 11568 Sorrento Valley Road, San Diego CA. 92121 on March 25, 2016 at 3 p.m. Pacific Standard Time. At the special meeting you will be asked to vote on the following matter:

●	Proposal 1: To approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse stock split ratio of up to 1-for- 500, as determined by the Board of Directors in its sole discretion.

The Board of Directors recommends that you vote at the special meeting “FOR” Proposal 1. This item of business is more fully described in the proxy statement that is attached to this Notice. The Board of Directors has fixed the close of business on February 25, 2016 as the “Record Date” for determining the shareholders that are entitled to notice of and to vote at the special meeting and any adjournments thereof. A list of shareholders entitled to vote at the meeting will be available for examination for a period of ten days before the meeting in person at our corporate offices in Vista, California, and also at the meeting. Shareholders may examine the list for purposes related to the meeting.

It is important that your shares are represented and voted at the meeting. You can vote your shares by completing, signing, dating, and returning your completed proxy card or vote by mail, over the Internet, or by phone by following the instructions included in the proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

You may attend the special meeting and vote in person even if you have previously voted by proxy in one of the ways listed above. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

/s/ Tom Comery
Vista, California	Director, President and Chief Executive Officer
February 23, 2016

Shareholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

THE SPECIAL MEETING OF SHAREHOLDERS

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Eco Building Products, Inc. for use at our special meeting of shareholders to be held at 11568 Sorrento Valley Road, San Diego CA. 92121 on March 25, 2016 at 3 p.m. Pacific Standard Time. Voting materials, including this proxy statement, and the proxy card are being delivered to all or our shareholders on or about March 7, 2016.

QUESTIONS AND ANSWERS

Following are some commonly asked questions raised by our shareholders and answers to each of those questions.

What may I vote on at the special meeting?

At the special meeting, shareholders will consider and vote upon the following matter:

●	To approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse stock split ratio of up to 1-for-500, as determined by the Board of Directors in its sole discretion.

How does the Board of Directors recommend that I vote on the proposal?

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse stock split ratio of up to 1-for-500, as determined by the Board of Directors in its sole discretion.

How do I vote?

You can vote either in person at the special meeting or by proxy, by mail, by fax, by phone or over the Internet whether or not you attend the special meeting. To obtain directions to attend the special meeting, please call (760) 732-5826. If your shares are registered directly in your name with our transfer agent, Fidelity Transfer Company, you are considered the shareholder of record with respect to those shares and we are sending a Notice directly to you. As the shareholder of record, you have the right to vote in person at the special meeting. If you choose to do so, you may vote at the special meeting using the ballot provided at the meeting. Even if you plan to attend the special meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting in person.

Most of our shareholders hold their shares in street name through a stockbroker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name and the Notice is being forwarded to you. As the beneficial owner, you are also invited to attend the special meeting. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the stockbroker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your stockbroker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the special meeting in order to vote in person.

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You can vote by proxy in three ways:

●	by mail – If you received your proxy materials by mail, you can vote by mail by using the enclosed proxy card;

●	by Internet – You can vote by Internet by following the instructions on the Notice to access the proxy materials or on your proxy card if you received your materials by mail;

●	By phone – You can vote by phone by following the instructions on the Notice to access the proxy materials or on your proxy card if you received your materials by mail.

If you vote by proxy, your shares will be voted at the special meeting in the manner you indicate.

The Internet and phone voting system for shareholders of record will close at 11:59 p.m., Mountain Standard Time, on March 24, 2016. Please refer to the proxy card for details on all methods of voting.

What happens if I do not give specific voting instructions?

If you hold shares in your name and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors on the sole matter. If you hold your shares through a stockbroker, bank or other nominee and you do not provide instructions on how to vote, your stockbroker or other nominee may exercise its discretionary voting power with respect to certain proposals that are considered as “routine” matters. (See below, as to whether the proposal is considered “routine.”) If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on these matters with respect to your shares. This is generally referred to as a “broker non-vote.”  When the vote is tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to Proposal 1 - Approval of amendment to Articles of Incorporation to Effect Reverse Split. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the notice.

What is the quorum requirement for the special meeting?

On February 25, 2016, the Record Date for determining which shareholders are entitled to vote, there were 3,393,408,206shares of our common stock outstanding, which is our only class of voting securities. Each share of common stock entitles the holder to one vote on matters submitted to a vote of our shareholders. A majority of our outstanding common shares as of the Record Date must be present at the special meeting (in person or represented by proxy) in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the special meeting, if you are present and vote in person at the meeting or have properly submitted a proxy card or voted by phone or by using the Internet.

How can I change my vote after I return my proxy card?

You may revoke your proxy and change your vote at any time before the final vote at the special meeting. You may do this by signing a new proxy card with a later date, by voting on a later date by using the Internet (only your latest Internet proxy submitted prior to the special meeting will be counted), or by attending the special meeting and voting in person. However, your attendance at the special meeting will not automatically revoke your proxy unless you vote at the special meeting or specifically request in writing that your prior proxy be revoked.

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Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except:

●	as necessary to meet applicable legal requirements;

●	to allow for the tabulation of votes and certification of the vote; and

●	to facilitate a successful proxy solicitation.

Any written comments that a shareholder might include on the proxy card will be forwarded to our management.

Where can I find the voting results of the special meeting?

The preliminary voting results will be announced at the special meeting. The final voting results will be tallied by our Inspector of Elections and reported in a Current Report on Form 8-K, which we will file with the SEC within four business days of the date of the special meeting.

How can I obtain a separate set of voting materials?

To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one Eco Building Products, Inc. stock account, we are delivering only one Notice to certain shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one Notice, you may write or call us to request to receive a separate Notice. Similarly, if you share an address with another shareholder and have received multiple copies of the Notice, you may write or call us at the address and phone number below to request delivery of a single copy of this Notice. For future special and/or annual meetings, you may request separate Notices, or request that we send only one Notice to you if you are receiving multiple copies, by writing or calling us at:

Eco Building Products, Inc.

Attention: Tom Comery

11568 Sorrento Valley Road

San Diego CA. 92121Tel: (760) 732-5826

Fax: (760) 659-7730

Who pays for the cost of this proxy solicitation?

We will pay the costs of the solicitation of proxies. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally, electronically or by telephone.

What is the voting requirement to approve the proposal?

The proposal to approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split will be approved if there is a quorum and the votes cast “FOR” the proposal exceeds those cast against the proposal.

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Abstentions and broker non-votes will be treated as shares that are present, or represented and entitled to vote for purposes of determining the presence of a quorum at the special meeting. Abstentions will not be counted in determining the number of votes cast in connection with any matter presented at the special meeting. Broker non-votes will not be counted as a vote cast on any matter presented at the special meeting.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to our shareholders with any of the proposals described above to be brought before the special meeting of shareholders.

How can I obtain additional information about Eco Building Products?

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including Eco Building Products, that file electronically with the SEC. The SEC's website address is www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549; and at the SEC's regional offices at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, DC 20549.

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have any questions or need assistance in voting your shares, you may seek answers to your questions by writing, calling or emailing us at:

Tom Comery

Eco Building Products, Inc.

11568 Sorrento Valley Road

San Diego CA. 92121Tel: (760) 732-5826

Fax: (760) 659-7730

investors@ecob.net

PRINCIPAL SHAREHOLDERS

 The following information table sets forth certain information regarding the Company’s common stock owned on February 23, 2016, by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, and or (ii) each director and officer, and (iii) all officers and directors as a group:

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)		Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Preferred Stock (2)
5% Shareholders
Sidney J. Lorio (3)
2116 Parkwood Drive
Bedford, TX 76021	61,083,300	(5)	2.9%		0		0%

Directors and
Executive Officers
Tom Comery	0		*	%	0		* %

Gerald M. Czarnecki	0		*	%	0		* %

Judith Muhlberg	0		*	%	0		* %

Steven Conboy (4)	2,424,396		*	%	0	(2)	0%

Mark Vuozzo	1,337,500		*	%	0		0%

All directors and officers as a group (3 people)	0		*	%	0	(2)	0%

* Less than 1%.

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1) Based on 2,077,190,961 shares of common stock issued and outstanding as of November 6, 2015. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

2) Based on 30,000 shares of Series A Preferred Stock issued and outstanding as of October 2, 2014. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 3 billion. Pursuant to the Separation Agreement entered into between the Company and Steve Conboy, Mr. Conboy has agreed to cancel and return all 30,000 shares of Series A Preferred Shares. Accordingly, there are 0 shares of Series A Preferred Shares outstanding.

3) With respect to the beneficial ownership reporting by Mr. Lorio, 148,000,000 shares of Common Stock are jointly held by Sidney Jr. Lorio, Jr. and Gloria Lorio JTWROS. Gloria Lorio is Mr. Lorio’s wife.

4) Steve Conboy resigned on June 15, 2015. In connection with his resignation, he agreed to cancel all 30,000 shares of Series A Preferred Stock. In addition, in connection with his Separation Agreement, he was granted an option to purchase 5,772,857 shares which equals one percent (1%) of the total number of shares outstanding on the date of the Separation Agreement with an exercise price of $0.0038 (which is the closing price on the date of the grant). This option grants vests as follows: (i) 50% vested immediately; and (ii) 50% vests on December 18, 2015.

5) Mr. Lorio owns an anti-dilution protection in his financing documents and is entitled to an additional issuance of 45,000,000 shares that have not yet been issued but are owed to him.

All ownership is beneficial and of record except as specifically indicated otherwise. Beneficial owners listed above have sole voting and investment power with respect to the shares shown unless otherwise indicated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following sets forth a summary of transactions since the beginning of the fiscal year of 2015, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Effective July 29, 2015, the Company entered into an agreement whereby it sold a percentage of its future receivables in exchange for $225,000. Per the terms of this agreement, the Company would repay a total of $309,375 via daily remittance of a percentage of its accounts receivable collections and other receipts from the sale of its products and services. Pursuant to the terms of the agreement, the Company elected to repay $225,000 total via a flat daily remittance of $2,163 until that amount is repaid in full. The Company has made payments totaling $142,949 from July 1, 2015 to November 30, 2015 on this agreement.

Effective September 16, 2015, the Company entered into a second agreement whereby it sold a percentage of its future receivables in exchange for $61,600 ($70,000 less a $6,300 setup fee and a $2,100 broker fee). Per the terms of the agreement, the Company is to repay a total of $96,260 via a flat daily remittance of $1,019 until that amount is repaid in full. The Company has made payments totaling $22,418 from July 1, 2015 to November 30, 2015 on this agreement.

Effective September 28, 2015, the Company entered into a third agreement whereby it sold a percentage of its future receivables in exchange for $120,000. Per the terms of the agreement, the Company is to repay a total of $153,000 via a flat daily remittance of $1,196 until that amount is repaid in in full. The Company has made payments totaling $2,391 on this agreement to November 30, 2015.

Pursuant to a default on a note dated November 19, 2014 and due August 21, 2015, an investor who is not a related party is due 15,000,000 shares of common stock. During the period from July 1, 2015 to November 5, 2015, an investor converted $19,500 of his convertible note balance into 60,000,000 shares of common stock. A second investor converted approximately $26,304 of convertible debt into 84,767,042 shares of common stock during the same period.

From July 1, 2015 to October 20, 2015, the Company issued 5,488 series D preferred shares to investors for a total of $548,833 in gross proceeds.

From July 1, 2015 to November 6, 2015, according to the conversion terms of the series C preferred shares, the investors converted 2,790 shares of Preferred C Stock representing a value of $279,002 into 1,308,801,104 shares of the Company’s Common Stock.

In July 2015, we entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Eco Prime, LLC. The Settlement Agreement resolves any disputes arising from the Limited Asset Purchase Agreement entered into between the parties on March 19, 2014. Pursuant to the terms of the Settlement Agreement, we paid One Hundred Thousand Dollars ($100,000.00) to acquire the assets from Eco Prime and released each party from any liability under the March 2014 agreement. In order to fund the $100,000 payment, we entered into a Promissory Note with Redwood Management LLC dated July 14, 2015. Pursuant to the terms of the note, it had a 60-day maturity and a flat 25% interest rate. The note was due on September 14, 2015 but, to date, has not been paid off and is currently in default.

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Director Independence

Our Common Stock trades on the Pink Sheets.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.  We are not currently subject to corporate governance standards defining the independence of our directors, and we have chosen to define an “independent” director in accordance with the NASDAQ Global Market’s requirements for independent directors.  We do not list the “independent” director definition we use on our Internet website.

Currently, Mr. Comery serves as member of our Board of Directors, and he is the only member of management who also serves on the Board of Directors.  Under the NASDAQ rules, we have determined that Mr. Comery currently does not qualify as an independent director.

Our Board of Directors will review at least annually the independence of each director. During these reviews, our Board of Directors will consider transactions and relationships between each director (and his or her immediate family and affiliates) and us and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. The Board of Directors will conduct its annual review of director independence and to determine if any transactions or relationships exist that would disqualify any of the individuals who then served as a director under the rules of the NASDAQ Stock Market, or require disclosure under SEC rules.

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING

PROPOSAL 1

To approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse stock split ratio of up to 1-for-500, as determined by the Board of Directors in its sole discretion.

The Board has considered, deemed advisable, and adopted resolutions approving and recommending to our shareholders for their approval a proposed amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of our common stock at a reverse stock split ratio of up to 1-for-500, as may be determined by the Board in its sole discretion. If approved by our shareholders, the Board would be permitted and authorized (but not required) to effect a reverse stock split of our common stock at a reverse stock split ratio no greater than 1-for-500 (or no reverse stock split ratio at all) and to file with the Secretary of State of the State of Colorado an amendment to our Articles of Incorporation, as amended to date, effecting such reverse stock split, which would be filed at such time as our Board deems appropriate. If this Proposal is approved, no further action on the part of shareholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by shareholders and the Board determines to implement the reverse stock split, we would communicate to the public, prior to the effective time of the reverse stock split, additional details regarding the reverse stock split (including the final reverse stock split ratio, as determined by the Board). Depending on the ratio for the reverse stock split determined by the Board of directors, a certain amount of common stock shares will be combined into one share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board.

The Board believes that shareholder approval of the potential exchange ratio (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of a reverse stock split. The amendment to the Articles of Incorporation that is filed to effect the reverse stock split, if any, will include only the reverse split ratio determined by the Board for general corporate purposes and to allow the Company the ability to create additional liquidity in the stock price to attract sufficient working capital to enable the Company to reach projections for profitability which is determined to be in the best interests of shareholders. The reverse stock split, if approved by our shareholders, would become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Colorado. The exact timing of this filing will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and shareholders. In addition, the Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with reverse stock split if the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of its shareholders to proceed with the split.

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Mechanics of the Proposed Reverse Stock Split

If our shareholders approve this Proposal, upon the filing of documentation with the Secretary of State of the State of Colorado, Financial Industry Regulatory Authority (FINRA) and our stock transfer agent, a particular reverse stock split ratio to be determined and effected by the Board will become effective. After the reverse stock split becomes effective, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities.

The reverse stock split, if and when effected, would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split results in any of our shareholders receiving cash in lieu of a fractional share. As described below, shareholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split shareholders to the extent there are presently shareholders who would otherwise receive less than one share of our common stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

● The number of issued and outstanding shares of our common stock will be reduced proportionately based on the final reverse stock split ratio of the proposed range, as determined by the Board;

● Based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of our common stock issuable upon the exercise of all outstanding option awards and the vesting of all unvested stock units (including restricted stock units and performance stock units) will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;

● The number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under our equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio; and

● in addition, the reverse stock split will likely increase the number of shareholders who own odd lots (less than 100 shares). Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

● Increase in the Number of Shares of Common Stock Available for Future Issuance - By reducing the number of shares outstanding without reducing the number of shares of available but unissued Common Stock, a reverse stock split will increase the number of authorized but unissued shares.

● The amendments will not change the number of authorized shares of Common Stock, Preferred Stock, including our Series A Preferred Stock, or the relative voting power of our shareholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our Common Stock will materially increase and will be available for reissuance by the Company. The reverse stock split, if effected, would affect all of our holders of Common Stock uniformly.

● The reverse stock split will reduce the number of outstanding shares of our Common Stock without reducing the number of shares of available but unissued Common Stock, which will also have the effect of increasing the number of authorized but unissued shares. The issuance of additional shares of our Common Stock may have a dilutive effect on the ownership of existing shareholders

Although the number of outstanding shares of our common stock would decrease following the proposed reverse stock split, our Board does not intend for the reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Fractional Shares

Shareholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective time at the then-prevailing prices on the open market, on behalf of those shareholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, shareholders will receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

No transaction costs will be assessed on shareholders for the cash payment. Shareholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest in our common stock. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

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If you believe that you may not hold sufficient shares of our common stock at the effective time of the reverse stock split to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the split, you may do so by either purchasing a sufficient number of shares of our common stock; or if you have shares of our common stock in more than one account, consolidating your accounts, so that in each case you hold a number of shares of our common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis. Shares of common stock held in registered form (that is, stock held by you in your own name in our stock register records maintained by our transfer agent) and stock held in “street name” (that is, stock held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Authorized Shares of Common Stock

The Reverse Stock Split Proposal will not change the number of authorized shares of Common Stock but will increase the number of authorized shares available for future issuance for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company and its shareholders. The Board believes the increase in available shares for future issuance is appropriate to fund the future operations of the Company and to allow the Company the ability to create additional liquidity in the stock price to attract sufficient working capital to enable the Company to reach projections for profitability which is determined to be in the best interests of shareholders. As a result, the Company's current number of authorized shares of Common Stock may enable the Company to better meet its future business needs.

We believe that the current amount of authorized Common Stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The current capital will provide the Board with the ability to issue additional shares of stock without further vote of the shareholders of the Company, except as provided under Colorado corporate law or under the rules of any national securities exchange on which shares of stock of the Company are then listed.

Effect on Registered and Beneficial Shareholders

Upon the reverse stock split, we intend to treat shareholders holding shares of our common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered shareholders whose shares of our common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of our common stock in “street name”; however, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares of our common stock with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-Entry” Shareholders

Our registered shareholders may hold some or all of their shares electronically in book-entry form. These shareholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares of our common stock registered in their accounts.

If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares of our common stock in registered book-entry form or your cash payment in lieu of any fractional interest, if applicable. If you are entitled to post-reverse stock split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the reverse stock split indicating the number of shares of our common stock you hold.

If you are entitled to a payment in lieu of any fractional interest, a check will be mailed to you at your registered address as soon as practicable after the reverse stock split. By signing and cashing this check, you will warrant that you owned the shares of our common stock for which you received a cash payment. See “Fractional Shares” above for additional information.

Effect on Registered Certificated Shares

Some registered shareholders hold their shares of our common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our common stock are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split shares of our common stock for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-reverse stock split shares of our common stock, your post-reverse stock split shares of our common stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split shares of our common stock you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest. Beginning on the effective time of the reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.”

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We have no plans for the cancellation or purchase of shares of common stock from holders of a nominal number of shares following the reverse split. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

As discussed above, our Board believes the completion of any of the reverse splits will cause the minimum bid price of the common stock to increase. There can be no assurance, however, that the reverse split will result in any change in the price of the common stock or that, if the price of the common stock does increase as a result of the reverse split, the amount or duration of such increase.

Accounting Matters

The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of shareholders seeking to control the Company. The reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Certain Risks Associated with a Reverse Split of our Securities

Our total market capitalization after a reverse split of our common shares may be lower than before the reverse split.

There are numerous factors and contingencies that could affect our common share price following a reverse split of our common shares, such as our reported results of operations in future periods, and general economic, market and industry conditions. Also, reverse splits are sometimes perceived by investors to imply that an issuer is having financial difficulties and, as a result, reverse splits sometimes cause the trading price of the resulting security to be lower than the pre-split share price or not to increase to or maintain its share price on a post-reverse split adjusted basis.

If a reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after a reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

If a reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

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Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of a reverse stock split to holders of the Common Stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

●	shareholders that are not U.S. holders

●	financial institutions;

●	insurance companies;

●	tax-exempt organizations;

●	dealers in securities or currencies;

●	persons whose functional currency is not the U.S. dollar;

●	traders in securities that elect to use a mark to market method of accounting;

●	persons who own more than 5% of the Company’s outstanding stock;

●	persons that hold the Common Stock as part of a straddle, hedge, constructive sale or conversion transaction; and

●	U.S. holders who acquired their shares of the Common Stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds the common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the reverse stock split to them.

This discussion does not address the tax consequences of a reverse stock split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of the common stock are urged to consult with their own tax advisors as to the tax consequences of a reverse stock split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of the common stock that for U.S. federal income tax purposes is:

●	a citizen or resident of the United States;

●	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

●	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

●	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

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No Dissenters’ Rights

Neither Colorado law nor our Articles of Incorporation or bylaws provide our shareholders with dissenters’ or appraisal rights in connection with this proposal.

Vote Required and Board Recommendation

The passage of this Proposal requires the affirmative vote to be approved if there is a quorum and the votes cast “FOR” the proposal exceeds those cast against the proposal. Our Board recommends a vote FOR this Proposal.

OTHER MATTERS

The Board knows of no other matters which will come before the meeting. However, if any matter other than that set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be consistent with the policies of the Company and will use their discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Eco Building Products, Inc., 11568 Sorrento Valley Road, San Diego CA. 92121 Attention: Tom Comery, or by faxing a communication to (760) 659-7730

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Eco Building Products, Inc., 11568 Sorrento Valley Road, San Diego CA. 92121 (760) 732-5826. Please note that additional information can be obtained from our website at http://www.ecob.net/index.php.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office 100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

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6PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6

ECO BUILDING PRODUCTS, INC.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Special meeting of stockholders of the Company scheduled to be held at the Company Headquarters located at 11568 Sorrento Valley Road, San Diego CA. 92121 on March 25, 2016 at 3:00 p.m., Pacific Standard Time including any adjournments or postponements thereof.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and, with respect to any other matters as may properly come before the annual meeting of stockholders in the discretion of the persons named as proxies.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PLEASE VOTE TODAY!

6PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6

☒ Please mark vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1

1.	To approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse stock split ratio of up to 1-for- 500, as determined by the Board of Directors in its sole discretion.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

DATED:  ________________________ _____

____________________________________

(Signature)

____________________________________

(Signature, if held jointly)

____________________________________

(Title)

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign.  Executors, administrators, trustees, etc., should indicate the capacity in which signing.   If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.